UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑ Preliminary Proxy Statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SED INTERNATIONAL HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SHARES ENTITLED TO VOTE
GOING PRIVATE TRANSACTION
FORWARD LOOKING STATEMENT INFORMATION
SUMMARY TERM SHEET
PROPOSAL
SPECIAL FACTORS
COMMUNICATIONS WITH DIRECTORS
OTHER MATTERS

SED INTERNATIONAL HOLDINGS, INC.
4916 NORTH ROYAL ATLANTA DRIVE
TUCKER, GEORGIA 30084
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders:
          The Special Meeting of Shareholders of SED International Holdings, Inc. (the “Company”) will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on March 29, 2007, at 9:00 a.m., Eastern Time, for the following purposes:

(i)	To authorize the Board of Directors of the Company (the “Board”) to amend the Company’s Articles of Incorporation to effect a reverse stock split of its common stock at a ratio of one-for-one hundred shares at any time prior to June 30, 2007 at the sole discretion of the Board; and

(ii)	To transact such other business as may properly come before the meeting or any adjournments thereof.
          The Board of Directors has fixed February 16, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

Lyle Dickler
Secretary
February ___, 2007

SED INTERNATIONAL HOLDINGS, INC.
4916 NORTH ROYAL ATLANTA DRIVE
TUCKER, GEORGIA 30084
PROXY STATEMENT
          This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of SED International Holdings, Inc. (the “Company”) in connection with the solicitation of proxies for use at the Special Meeting of Shareholders of the Company (the “Special Meeting”) to be held at 9:00 a.m., Eastern Time, March 29, 2007, at the Company’s executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia, 30084, and at any adjournments thereof. The Notice of Special Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about February ___, 2007, to the shareholders of the Company (the “Shareholders”) of record on the Record Date (as defined below), and the Company will bear all the costs associated with this solicitation.
THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
SHARES ENTITLED TO VOTE
          Each valid proxy given pursuant to this solicitation that is received in time for the Special Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the proposal to authorize the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split of its common stock (“Common Stock”) at a ratio of one-for-one hundred shares at the sole discretion of the Board and (ii) in accordance with the best judgement of the Proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder’s right to attend and to vote in person at the Special Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084, Attn: Lyle Dickler, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Special Meeting.
          Only Shareholders of record as of the close of business on February 16, 2007 (the “Record Date”), will be entitled to vote at the Special Meeting. As of the close of business on the Record Date there were 3,878,856 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.
          According to the Bylaws of the Company (the “Bylaws”), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Special Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Special Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Special Meeting, Georgia Law requires that the proposed amendment by approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.
THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for the proposed amendment. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Special Meeting.
GOING PRIVATE TRANSACTION
          The reverse stock split which is the subject of this proxy statement is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because, if consummated, it will have a reasonable likelihood to cause the Common Stock to be held of record by less than 300 persons. As such, the Company would be able, if it chooses, to terminate the registration of the Common Stock under Section 12(g) of the Exchange Act and suspend its duty to file periodic reports under Section 15(d) with the United State Securities and Exchange Commission (“SEC”). Accordingly, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC on February _, 2007. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company. See “OTHER MATTERS—Available Information” below.
FORWARD LOOKING STATEMENT INFORMATION
          Certain statements made in this Proxy Statement are “forward-looking statements” regarding the plans and objectives of management for future operations and market trends and expectations after the reverse stock split, if implemented. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. When we use words such as “believe,” “anticipates,” “expects,” “intends,” and similar expressions, we are making forward looking statements that are subject to risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the continued expansion of our business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. The terms “Company,” “we,” “our,” “us,” or any derivative thereof, as used herein refer to SED International Holdings, Inc., a Georgia corporation, and its predecessors.

SUMMARY TERM SHEET
          This summary term sheet, including the “Questions and Answers About the Meeting and Transaction” section that follows, highlights selected information from the attached Proxy Statement for the Special Meeting and addresses the material terms of the reverse stock split transaction described below. For a complete description of the reverse stock split transaction, you should carefully read the Proxy Statement. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, the Proxy Statement.
REVERSE STOCK SPLIT; “GOING DARK”; “PINK SHEET” QUOTATION
          Our Board has authorized, subject to shareholder approval, a reverse stock split of our Common Stock at a ratio of one-for-one hundred(100) shares at any time prior to June 30, 2007 at the sole discretion of the Board (the “Reverse Split”). If the Reverse Split is implemented, shareholders who own 99 or fewer shares of Common Stock prior to the date the Reverse Split takes effect (the “Effective Date”) will have their shares cancelled and will receive a cash payment equal to the value of the shares they hold prior to the Effective Date (“Cash Out Shareholders”), as described in more detail in the Proxy Statement. Shareholders who own 100 or more shares of Common Stock prior to the Effective Date will remain Shareholders (“Continuing Shareholders”) and will receive equivalent cash payments for their fractional share interests, if any, resulting from the Reverse Split.
          If consummated, the Reverse Split could be part of a “going dark” plan. Following the Reverse Split, the Company would have fewer than 300 holders of record and would be eligible to terminate the registration of our Common Stock under the Exchange Act. This will eliminate the significant expense required to comply with public reporting and related requirements including, but not limited to, the Sarbanes Oxley Act of 2002. Our management estimates that the Company’s current costs of “being public” more than $1,000,000 per year and the burden of compliance with the forthcoming internal control audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act of 2002 may be significantly higher in the future. Moreover, while there can be no certainty as to future costs, the one time cost for creating the internal controls required by Section 404 are expected to be significant (See “Advantages of the Proposal — Cost Savings”). By “going dark” the Company expects to reduce its annual reporting expenses by approximately $900,000.
          Our Board has concluded that the cost associated with being a reporting company is not justified by its benefits in view of the limited trading activity in our Common Stock, and has determined that the Reverse Split is substantively and procedurally fair to and in the best interests of our Shareholders. See also the response to the question “WHAT IS THE VOTING RECOMMENDATION OF OUR BOARD OF DIRECTORS?”, “WERE THERE ADDITIONAL FACTORS SUPPORTING OUR BOARD’S DETERMINATION TO RECOMMEND APPROVAL OF THE REVERSE STOCK SPLIT?” and “Fairness of the Reverse Stock Split.” After we “go dark,” we believe that our shares will still be quoted in the “Pink Sheets,” albeit at a higher price to reflect the Reverse Split. There is no assurance, however, that there will be any Pink Sheets quotations after we “go dark” nor that they will continue for any length of time.
          The Reverse Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our public reporting company obligations. See also the information in the section “Reasons For This Proposal.”
          If the Reverse Split is approved by the Shareholders, our Board would still retain the authority to determine whether to effect the Reverse Split, notwithstanding the authorization by Shareholders. While it is unlikely that it would do so, the Board could elect to delay or even abandon the split without further action by Shareholders if, in the Board’s judgment, new or changed circumstances make the Reverse Split no longer in the best interests of Shareholders. Please see the section of the Proxy Statement entitled “Special Factors” for a more detailed discussion of the procedures to effect the Reverse Split.

          Our Board engaged Boenning & Scattergood, Inc., an independent consultant (the “Independent Consultant”), to evaluate the fairness, from a financial point of view, of the Reverse Split, including the purchase price to be paid to holders of fractional shares after the Effective Date. On January 29, 2007, the Independent Consultant delivered its opinion to the Board that, as of that date, and based upon and subject to various limitations, qualifications and assumptions stated in the opinion, reverse split transaction is fair, from a financial point of view, to Shareholders who will receive cash in lieu of fractional shares resulting from the transaction.
          Accordingly, our Board has set the cash consideration to be paid to redeem the fractional shares after the Reverse Split at $1.30 (the Purchase Price”) per pre-split share of Common Stock. Our Board established the Purchase Price in good faith, based upon fairness and other factors it deemed relevant, as described in more detail in the section “Fairness of the Reverse Stock Split.”
          If we effect the Reverse Split, some of our Shareholders are entitled to assert dissenter’s rights and obtain payment of the fair value of their shares of Common Stock, under the Georgia Business Corporation Act. See also the information in the section “Appraisal and Dissenters’ Rights.”
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE REVERSE SPLIT
Q: WHAT DOES IT MEAN TO “GO DARK”?
A: If the Reverse Split is consummated, we would have fewer than 300 holders of record, and we would be eligible to terminate the registration of our Common Stock under the Exchange Act. That is referred to as “going dark” because we would no longer be required to file Forms 10-K, 10-Q and 8-K with the SEC or make other Exchange Act filings or be required to comply with the requirements of the Sarbanes Oxley Act of 2002. After “going dark,” there is no assurance that our Common Stock will continue to be quoted on the Pink Sheets over-the-counter market. If not so quoted, shares of our Common Stock could trade only in privately negotiated sales.
Q: WHAT ARE THE BENEFITS OF “GOING DARK”?
A: The benefits of deregistering include:
•	Eliminating the costs associated with filing documents under the Exchange Act with the SEC, including but not limited to reporting transactions of our executive officers, directors, and 10% shareholders relating to our Common Stock;

•	Eliminating the costs of compliance with the Sarbanes Oxley Act of 2002 and related regulations including but not limited to Section 404, which requires companies to establish costly systems of internal controls over financial reporting and provide annual assessments of the efficacy of such controls;

•	Reducing the direct and indirect costs of administering our shareholder accounts and responding to shareholder requests;

•	Affording our shareholders who hold 99 or fewer shares of Common Stock prior to the Effective Date, the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	Permitting our management to focus its time and resources on our long-term business goals and objectives; and

•	No longer being subject to the liability provisions of the Exchange Act or to the new restrictions and requirements of the Sarbanes Oxley Act of 2002 and, our officers, no longer being required to certify the accuracy of our financial statements.

Q: WHAT ARE THE DISADVANTAGES TO “GOING DARK”?
A: Some of the disadvantages include:
•	There is no assurance that our Common Stock will continue to be traded on the Pink Sheets after the Reverse Split, or privately negotiated transactions.

•	Cashed Out Shareholders will not have an opportunity to liquidate their shares after the Reverse Split at a time and for a price of their own choosing; instead, they will be cashed out and will no longer be our Shareholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

•	Continuing Shareholders will no longer have available all of the information regarding our operations and results that is currently available in our filings with the SEC, although we expect to continue to provide the necessary information to brokerage firms expressing interest in quoting our Common Stock in the Pink Sheets;

•	We may have less flexibility in attracting and retaining executives and other employees because equity based incentives (such as stock options, if we choose to use them) tend not to be viewed as having the same value in a non-reporting company; and

•	We will be less likely to be able to use our shares of our Common Stock for acquisitions.
See “Fairness of the Reverse Stock Split.”
Q: IS IT POSSIBLE THAT THE NUMBER OF HOLDERS OF RECORD WILL AGAIN REACH 300, THEREBY MAKING US A REPORTING COMPANY AGAIN?
A: Yes. After the Effective Date, we may choose to repurchase additional shares of Common Stock from some of our remaining odd-lot shareholders to ensure that the Company is not required to again become a reporting company under the Exchange Act. There is no guarantee, however, that we will have the financial or other resources to make any such repurchases or that, even if some repurchases are made, we will be in a position to do so for all or for any significant portion of the remaining shareholders holding odd-lots after the Effective Date. The price to be paid for any such repurchases would be the then fair market value for such shares as determined by our Board in good faith.
Q: WHAT ARE SOME OF THE REASONS FOR DEREGISTERING NOW?
A: Our Board believes that, neither the Company nor its shareholders derive any material benefit from our status as a public reporting company. Notwithstanding the direct financial and managerial burden of being a public reporting company, the low trading volume in our Common Stock has not provided significant liquidity to our shareholders. Because of this lack of an active and liquid trading market shares of our Common Stock do not serve as useful consideration for acquisitions or other transactions and our Board does not believe that we they will do so in the foreseeable future. Finally, the low trading volume has historically resulted in substantial spikes in the trading price when actual trades are made, leading to arbitrary and unfair treatment of shareholders buying and selling Common Stock. All of these factors, when considered in the context of the anticipated increased costs of being public on account of Section 404 of the Sarbanes Oxley Act of 2002, make this an especially appropriate time to deregister our Common Stock. See information in the section “Special Factors.”

Q: AS A SHAREHOLDER, WHAT WILL I RECEIVE IN THE TRANSACTION?
A: If the Reverse Split is consummated and you own 99 or fewer shares prior to the Effective Date, you will receive a cash payment, without interest, as payment for the shares of Common Stock that you own prior to the reverse stock split and you will cease to be our shareholder. Shareholders owning more that 100 shares prior to the Effective Date but in an amount not evenly divisible by 100 will remain Shareholders and will receive a equivalent cash payment, without interest, as payment for those shares of Common Stock owned prior to the Effective Date that are not evenly divisible by 100. Our Board, with the concurrence of the Independent Consultant, has set the cash consideration to be paid to the shareholders entitled to fraction shares after the Effective Date at $1.30 per pre-split share of Common Stock.
Q: IF I OWN FEWER SHARES THAN 100 SHARES IMMEDIATELY PRIOR TO THE EFFECTIVE DATE, IS THERE ANY WAY I CAN CONTINUE TO BE A SHAREHOLDER AFTER THE TRANSACTION?
A: Yes. You can continue to be our Shareholder after the Effective Date by purchasing, in the open market or in private purchases, enough additional shares to cause you to own 100 shares of Common Stock in a single account immediately prior to the Effective Date. However, we cannot assure you that any shares will be available for purchase prior to the Effective Date.
Q: WHAT HAPPENS IF I OWN A TOTAL OF 100 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 100 SHARES OF RECORD IN MY NAME AND FEWER THAN 100 SHARES WITH MY BROKER IN “STREET NAME”?
A: An example of this would be that you have 40 shares registered in your own name with our transfer agent and you have 60 shares registered with your broker in “street name.” Accordingly, you are the beneficial owner of a total of 100 shares, but you do not own 100 shares of record or beneficially in the same name. If this is the case, you would receive cash for the 40 shares you hold of record and cash for the 60 shares held in street name. You can avoid this result by consolidating your holdings of 100 or more shares in a single account. If the Reverse Split is approved at the Special Meeting, the Board can declare the Effective Date immediately. Accordingly, any consolidating transactions by Shareholders should be completed before that date.
Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?
A: Shareholders who do not receive any cash as a result of the Reverse Split should not recognize any gain or loss as a result of the Reverse Split. For Continuing Shareholders, their tax basis and holding period in the shares of our Common Stock should generally remain unchanged after the Reverse Split. Shareholders who will be paid cash for their shares of our Common Stock as a result of this transaction will generally recognize capital gain or loss for federal income tax purposes. Such gain or loss will be measured by the difference between the cash received by such shareholder and the aggregate adjusted tax basis of the shares of Common Stock held. While we do not purport to provide personal tax advice to any shareholder, a summary of the material tax consequences of the reverse stock split can be found in the section “Federal Income Tax Consequences.”
Q: AM I ENTITLED TO DISSENTERS’ RIGHTS?
A: Yes, under the Georgia Business Corporation Code, those Shareholders whose fractional shares are cancelled and redeemed after the Effective Date are entitled to dissenters’ rights in connection with the Reverse Split. See also the information in the section “Appraisal and Dissenters’ Rights.”

Q: WHAT IS THE VOTING RECOMMENDATION OF OUR BOARD OF DIRECTORS?
A: Our Board has determined that the Reverse Split is advisable and in the best interests of our Shareholders. Our Board has therefore unanimously approved the Reverse Split and recommends that you vote “FOR” approval of this matter at the Special Meeting.
Q: WERE THERE ADDITIONAL FACTORS SUPPORTING OUR BOARD’S DETERMINATION TO RECOMMEND APPROVAL OF THE REVERSE STOCK SPLIT?
A: In addition to considering the advantages and disadvantages of the Reverse Split discussed above, our Board based its recommendation to approve such transaction on the following:
The determination of the Independent Consultant that the Reverse Split is fair to all of our Shareholders, from a financial point of view, including the Purchase Price to be paid to our Shareholders in lieu of fraction shares;
Our expectations that, in the absence of a split, attempts by our Shareholders to achieve liquidity are likely to be frustrated due to the low average daily trading volume of shares of our Common Stock, where only a small number of shares could be purchased or sold without the risk of significantly increasing or decreasing the trading price.
The belief that the Reverse Split would serve to (i) improve the liquidity of investments in the Common Stock by increasing the trading price range of the Common Stock, which should help the Company gain visibility in the trading market and (ii) set the stage for possibly listing the Common Stock on an exchange or permit trading in a recognized trading market, if deemed advisable by the Board.
Q: WHAT IS THE COST TO THE COMPANY TO EFFECT THE REVERSE STOCK SPLIT?
A: The Board with the assistance of the Independent Consultant determined that a purchase price of $1.30 per pre-split share would to be fair to shareholders. On that basis, we estimate that the total cash outlay of the Company in effecting the reverse stock split will be approximately $185,000, including $150,000 in transactional expenses rather than consideration paid to shareholders. This amount could be larger or smaller if the number of fractional shares that will be outstanding upon the reverse stock split changes as a result of purchases or sales of shares of our Common Stock. However, the Company expects to reduce its annual reporting expenses by approximately $900,000 if the Reverse Split is implemented.
Q: WHAT SHARES CAN I VOTE?
A: You may vote all shares of Common Stock that you own as of the close of business on the Record Date, which is February 16, 2007. These shares include (1) shares held directly in your name as the “holder of record,” and (2) shares held for you in “street name” as the “beneficial owner” through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in street name, you should contact them prior to voting.
Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A: No. Shortly after the Effective Date, if you are entitled to fractional shares of Common Stock, we will send instructions on where to send your stock certificates and how you will receive any cash payments you may be entitled to receive. Once our transfer agent receives the stock certificate and the correctly signed paperwork included with the instructions, the cash payment will be sent back by the transfer agent within one or two days. Payment to shareholders who have lost their stock certificates may be delayed on account of the need for the Company to post a cash bond with the transfer agent.

Q: WHAT IF I HAVE LOST MY STOCK CERTIFICATE?
A: If you are entitled to fractional shares of Common Stock after the Reverse Split and you have destroyed, misplaced or otherwise cannot locate your stock certificate, a non-refundable cash bond equal to three percent (3%) of the value of the lost certificate must be posted with our transfer agent for a replacement certificate to be issued for the whole shares of Common Stock that you are entitled to after the Effective Date. The Company will post the cash bond on behalf of any Shareholders who do not return certificates and deduct the cost of the bond from the cash payment made to those Shareholders.
Q: CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?
A: Whether you hold your shares directly as the Shareholder of record or beneficially in “street name,” you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in “street name,” by signing the voting instruction card sent to you by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”
Q: CAN I CHANGE MY VOTE?
A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by signing a new proxy card bearing a later date (which automatically revokes the earlier dated proxy card) or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote only by submitting new voting instructions to your broker or nominee. Shares held in street name may not be voted by you at the meeting other than through voting instructions submitted to your broker or nominee before the meeting.
Q: WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE STOCK SPLIT?
A: Approval of the Reverse Split will require the affirmative vote at the Special Meeting of a majority of the shares of Common Stock outstanding.
Q: DID THE BOARD OBTAIN AN INDEPENDENT APPRAISAL OF THE COMMON STOCK?
A: Yes. The Board obtained an independent appraisal from Boenning & Scattergood, Inc., an independent investment banking firm with offices at 4 Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, Pennsylvania 19428. See also the information in the section “Fairness of the Reverse Stock Split.”
Q: HOW ARE VOTES COUNTED?
A: You may vote “FOR,”“AGAINST” or “ABSTAIN” on the reverse stock split. If you sign and date your proxy card with no further instructions, your shares will be voted “FOR” the approval of the transaction, all in accordance with the recommendations of our Board of Directors.

Q: IF THE REVERSE STOCK SPLIT IS APPROVED BY OUR SHAREHOLDERS, DOES IT STILL HAVE TO BE DECLARED BY OUR BOARD OF DIRECTORS?
A: Yes. While our Board may proceed with the reverse stock split at any time before June 30, 2007 without further notice to or action on the part of our Shareholders, the Board may also determine to delay or abandon the declaration of the Reverse Split based on new or changed circumstances that, in its sole discretion, it believes make the declaration of the Reverse Split no longer in the best interests of the Shareholders.
Q: HOW WILL WE OPERATE AFTER THE TRANSACTION?
A: If the Reverse Split is consummated, and assuming that we have fewer than 300 holders of record after the transaction, we would deregister and no longer be subject to the reporting and related requirements of the federal securities laws that are applicable to reporting companies. We do not anticipate that the Reverse Split will have any effect on the conduct of our operations or business other than the cost savings anticipated from the discontinuation of reporting. In all other respects, our business and operations should continue as they are currently being conducted.
PROPOSAL
Authorize the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split of its Common Stock at a ratio of one-for-one hundred shares at any time prior to June 30, 2007 at the sole discretion of the Board
SPECIAL FACTORS
Background Of The Proposal
          On December 4, 2006, the Board unanimously adopted a resolution, subject to Shareholder approval, to amend the Company’s Articles of Incorporation to effect a reverse split of its Common Stock. Shareholder approval of this proposal would give the Board authority to implement a reverse stock split prior to June 30, 2007 or decline to implement it at all. The ratio of the reverse stock split that the Board approved and deemed advisable and for which it is seeking Shareholder approval is one-for-one hundred.
          The Board would effect the Reverse Split only upon its determination that a reverse stock split would be in the best interests of the Shareholders at that time. The Board would determine when to effect the Reverse Split. No further action on the part of Shareholders will be required to either implement or abandon the Reverse Split. The Board reserves its right to elect not to proceed, and abandon, the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company or Shareholders.
          If Shareholders approve the Reverse Split and the Board decides to implement the Reverse Split, the Company will file an Articles of Amendment (as described below) with the Secretary of State of the State of Georgia which will effect a reverse split of the shares of Common Stock then issued at the split ratio determined by the Board. The Reverse Split, if implemented, would not change the number of authorized shares or the par value of Common Stock. Except for any changes as a result of the treatment of fractional shares, each Shareholder will hold the same percentage of Common Stock outstanding immediately prior to the Reverse Split as such Shareholder did immediately prior to the split. The percentage interest of Continuing Shareholders may be reduced as they will receive cash in lieu of any fractional shares resulting from the split.
          We may at some point repurchase shares of Common Stock of one or more Continuing Shareholders who, after the Reverse Split, have “odd lot” shares, fewer than 100 shares of Common Stock, and cannot otherwise dispose of them on reasonable terms. Because some of these odd lots of shares may be difficult to sell, particularly since the Company’s stock is quoted on the Pink Sheets. There is no guarantee, however, that the Company will have the financial or other resources to make any such repurchases or that, even if some repurchases are made, the Company will be in a position to do so for all or for any significant portion of the shareholders holding odd lots after the Reverse Split. The price to be paid for any such post-split repurchases would be the fair market value for such shares as determined by our Board of Directors in good faith.
Reasons For The Proposal
          The Company believes that the reverse stock split would be in both its and the Shareholders best interest because it expects that the reverse stock split would (i) improve the liquidity of investments in the Company’s Common Stock by increasing the trading price range of the Common Stock, which should help the Company gain visibility in the trading market, (ii) set the stage for possibly listing the Company’s Common Stock on an exchange or permit trading in a recognized trading market, if deemed advisable by the Board, or (iii) serve to help save the Company the expense of preparing and filing with the SEC of annual, quarterly and current reports under the Exchange Act, preparing proxy materials in accordance with the Exchange Act and of complying with the Sarbanes-Oxley Act of 2002, by reducing the number of record Shareholders to a level to allow the Company to terminate its reporting obligation under the Exchange Act.
          We incur substantial direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act, including but not limited to the significant costs and burdens of compliance with the forthcoming internal control evaluation and audit requirements of Section 404 of the Sarbanes-Oxley Act, more commonly referred to in this Proxy Statement as Section 404. While the SEC has deferred the application of Section 404 to non-accelerated filers like us, the cost of implementing Section 404’s internal control procedures is expected to be unduly burdensome and costly for a company with our history of losses and profitability. We will have to incur substantial costs to implement these procedures unless and until we deregister. Historically, we have also incurred substantial indirect costs as a result of, among other things, the management time expended to prepare and review our public filings, which indirect costs are expected to increase after Sarbanes-Oxley and particularly Section 404.
          In light of these circumstances, our Board believes that it is in our best interest to undertake the Reverse Split, enabling us to deregister our Common Stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and the Sarbanes-Oxley Act.
Certain Risk Factors Associated with the Reverse Stock Split

•	There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all Common Stock at the then market price) after the proposed Reverse Split will be equal to or greater than the total market capitalization before the proposed Reverse Split or that the per share market price of the Common Stock following the Reverse Split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Split.

•	A decline in the market price of the Common Stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of a Reverse Split and the liquidity of the Common Stock could be adversely affected following such a split.

•	The split ratio chosen by the Board may not be high enough to achieve the desired results of the Reverse Split.

Impact of the Reverse Stock Split
          If approved and effected, the Reverse Split will be realized simultaneously and the ratio will be the same for all outstanding shares of Common Stock. The Reverse Split will affect all of the Shareholders uniformly and will not, other than fractional Shareholders, affect any Shareholder’s percentage ownership or proportionate voting power. However, because the number of authorized shares of Common Stock will not be reduced and the shares redeemed by us will be retired and become authorized but unissued shares, the Reverse Split will increase the Board’s ability to issue authorized and unissued shares without further Shareholder action. The Company presently has no specific plans to issue any shares of Common Stock after the Effective Date.
The principal effect of the reverse stock split will be that:

•	As of February 16, 2007, there were 3,878,856 outstanding shares of the Common Stock and approximately 500 holders of record. As of such date, approximately 400 holders of record held fewer than 100 shares of our Common Stock. As a result, we believe the reverse stock split will reduce the number of our record holders to approximately 100, while reducing the outstanding shares of Common Stock to approximately 38,788 shares;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Common Stock will be reduced proportionately based upon the split ratio;

•	based on the split ratio proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split;

•	The Company will apply for termination of its registration, and suspension of the Company’s duty to report, under the Exchange Act as soon as practicable after the Effective Date;
               In addition, the Reverse Split may increase the number of Shareholders who own odd lots (fewer than 100 shares).
               Effect on Fractional Shareholders
          You will not receive fractional shares in connection with the Reverse Split. Shareholders who otherwise would be entitled to receive fractional shares will receive a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying the number of fraction shares to which you would otherwise be entitled by the Purchase Price.
          The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.
          If approved and effected, the Reverse Split will result in some Shareholders owning “odd lots” of fewer than 100 shares of Common Stock. Shareholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
               Effects on Cashed Out Shareholders
•	If the Reverse Split is implemented, Cashed Out Shareholders will:

•	not receive a fractional share of Common Stock as a result of the Reverse Split;

•	receive cash equal to the Purchase Price of the shares of our Common Stock they held immediately before the Reverse Split in accordance with the procedures described in this Proxy Statement;

•	not be required to pay any service charges or brokerage commissions in connection with the Reverse Split;

•	not receive any interest on the cash payments made as a result of the Reverse Split; and

•	have no further ownership interest in our Company and no further voting rights.
          Cash payments to Cashed Out Shareholders as a result of the Reverse Split will be subject to income taxation if the cash payment exceeds a shareholder’s tax basis. For a discussion of the federal income tax consequences of the Reverse stock Split, please see the section of this Proxy Statement entitled “Federal Income Tax Consequences.”
          If you do not currently hold at least 100 shares of Common Stock in a single account and you want to ensure that you will continue to hold shares of our Common Stock after the Reverse Split, you may do so by taking either of the following actions:
Purchase a sufficient number of additional shares of our Common Stock in the open market or privately and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 100 shares of our Common Stock in a single account immediately before the Effective Date; or
If you hold an aggregate of 100 or more shares in one or more accounts, consolidate your accounts so that you hold at least 100 shares of our Common Stock in one account immediately before the Effective Date.
          In either case, you will have to act far enough in advance so that the purchase of any shares of our Common Stock and/or consolidation of your accounts containing shares of our Common Stock is completed by the close of business prior to the Effective Date of the Reverse Split. We recommend that our Shareholders consolidate their holdings before or as of the date of the Special Meeting. If the Reverse Split is approved at the Special Meeting, the Board can declare the Effective Date immediately. Accordingly, any consolidating transactions by Shareholders should be completed before that date.
          Effects on Continuing Shareholders
          If the Reverse Split is consummated, Continuing Shareholders will:
•	continue to be our Shareholders and will be the only persons entitled to vote as Shareholders after the Effective Date; and

•	receive cash in lieu of any fractional shares of our Common Stock.
          Even if our Common Stock will continue to be quoted in the Pink Sheets after the Effective Date, of which there can be no assurance, there may be no trading market in our Common Stock. In order for our Common Stock to continue to be quoted in the Pink Sheets after the split, a number of brokerage firms must elect to act as a market maker for our Common Stock and sponsor our shares. However, because we will not file reports with the SEC, there can be no assurance that any brokerage firm will be willing to act as a market maker for our shares of Common Stock.

          Effect on Beneficial Shareholders
          Upon a reverse stock split, the Company intends to treat Shareholders holding Common Stock in “street name”, through a bank, broker or other nominee, in the same manner as registered Shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered Shareholders for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.
          Effect on Registered Certificated Shares
          Some of the registered Shareholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, National City Bank, as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-Reverse Split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued a new stock certificate for the appropriate number of post-reverse split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Advantages of the Proposal
          Cost Savings
          As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public reporting company in general, and the costs of our remaining a public reporting company in particular, are expected to continue to increase in the near future. Legislation, such as the Sarbanes-Oxley Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company as well as increase audit fees and other costs of compliance, such as securities counsel fees, increased outside director fees and greater potential liability faced by our officers and directors. We also incur substantial indirect costs as a result of, among other things, our management’s time expended to prepare and review our public filings.
          Preparing for compliance with Section 404 would require significant expenditures, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Based on published reports of the costs incurred by other companies and estimates of potential service providers, management estimates the one time fees that would be paid to third parties and other costs that would be incurred by the Company to comply with Section 404 would be substantial. In addition, the estimated annual costs and cost savings do not include other costs that management and the Board of Directors believe are substantial, though difficult or impossible to quantify, such as internal expenses related to the recordkeeping and shareholder relations efforts involved with being a public reporting company and the increased risk of liability associated with being a reporting company.
          Our Board believes that, by deregistering our shares of Common Stock and suspending our periodic reporting obligations, we will realize estimated cost savings of approximately $900,000 annually. This estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal, administrative and other fees required for publicly held companies, (ii) the elimination of various internal costs associated with filing periodic reports with the SEC, (iii) the reduction or elimination of the cost of officers and directors liability insurance, and (iv) the reduction or elimination of various clerical and other expenses, including printing, stock transfer and proxy solicitation expenses.

Opportunity for Cashed Out Shareholders to Sell Their Holdings at or Above the Then Current Market Trading Price, Without Brokerage Fees or Commissions
          In connection with the Reverse Split, our Board with the assistance of the Independent Consultant determined that a fair price for this transaction to Cashed Out Shareholders is the Purchase Price, because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions.
          Ability to Control Decision Whether to Remain as a Shareholder
          Another factor considered by our Board in determining the fairness of the transaction to our shareholders is that current holders of fewer than 100 shares of our Common Stock can remain as our shareholders, even if the Reverse Split is consummated, by acquiring additional shares so that they own at least 100 shares of our Common Stock immediately before the Effective Date. While we cannot guarantee that shares of our Common Stock will be available for purchase if shareholders wish to buy additional shares to prevent themselves from being cashed out after the Effective Date, the Board does not believe it would be unreasonably difficult for some odd lot shareholders to buy 100 shares of the Common Stock on the Pink Sheets. We are relatively certain that purchases of some 100 share blocks of our Common Stock are readily available from one or more market makers of our stock (who typically publish a binding “ask” price for the sale of 100 shares on a daily basis), even if very few investors are seeking to do so. Conversely, shareholders that own 100 or more shares of our Common Stock can reduce their holdings to fewer than 100 shares by selling shares prior to the transaction but, as noted previously, there is a historical lack of a market for our existing shareholders to sell shares of the Common Stock on the Pink Sheets so there is no assurance that such sales can be effected. Our Board considered the structure of the transaction to be substantively and procedurally fair to our shareholders because it allows them a measure of control over the decision of whether to remain shareholders after the transaction, or to receive the cash consideration offered in connection with the Reverse Split, if the transaction is consummated.
          Operational Flexibility
          Another factor considered by the Board is the operational flexibility. Our Board believes that consummating the Reverse Split and ending our status as a public reporting company will enable management to concentrate its efforts on our long-term growth, free from the constraints and distractions of being a reporting company. Our Board believes that we will benefit more if their business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.
          No Material Change in Percentage Ownership of Continuing Shareholders
          An estimated maximum of approximately 3,840,067 out of 3,878,856 shares of our Common Stock would be eliminated as a result of the Reverse Split, but the percentage ownership of Continuing Shareholders would be approximately the same as it was prior to the reverse stock split. Even though it is unlikely that any affiliated shareholders will be cashed out after the Reverse Split, we believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the Continuing Shareholders, whether affiliated or unaffiliated, supports the fairness of the transaction to all the unaffiliated shareholders.
Disadvantages of the Proposal
Substantial or Complete Reduction of Public Sale Opportunities for Our Shareholders
          Following the Effective Date, we anticipate that the already limited market for shares of our Common Stock will be reduced or eliminated altogether. Our Shareholders may no longer have the option of selling their shares of our Common Stock in a public market. While the Company expects its shares of Common Stock to be quoted in the Pink Sheets for some period of time, such market may be highly illiquid after the suspension of our periodic reporting obligations.

          Loss of Certain Publicly Available Information
          Upon terminating the registration of our Common Stock under the Exchange Act, our duty to file periodic reports with the SEC would be suspended. The information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to receive such information. We cannot assure you that we will be in a position to provide the requested information to an investor. While our Board acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our Shareholders, our Board believes that the overall benefit to the Company to no longer be a public reporting company substantially outweighs the disadvantages to those Shareholders.
          Possible Significant Decline in the Value of Our Common Stock
          Because of the limited liquidity for the shares of our Common Stock following the consummation of the Reverse Split and the diminished opportunity for our shareholders to monitor actions of our management due to the lack of public information, Continuing Shareholders may experience a decrease in the value of their shares of our Common Stock, which decrease may be significant.
          Inability to Participate in Any Future Increases in Value of Our Common Stock
          Cashed Out Shareholders will have no further financial interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation if we were to become a public reporting company again in the future. Our Board of Directors determined that this factor does not make the transaction unfair to shareholders, because those shareholders who wish to remain shareholders after the reverse stock split can do so by acquiring additional shares so that they own at least 100 shares of our Common Stock before the reverse stock split.
Fairness of the Reverse Stock Split
          Opinion of Independent Consultant
          The Independent Consultant was engaged by the Company in December 2006 to advise the Board and to evaluate the fairness, from a financial point of view, of the Reverse Split and the Purchase Price to unaffiliated shareholders. The Independent Consultant was selected based on its experience and reputation in business valuations, its independence from the Company and each of the directors, the fee quoted for the engagement, and its availability to produce a fairness opinion in the time period required by the Company. The terms of the engagement are described in more detail below. As part of its investment banking business, the Independent Consultant is typically engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, fairness opinions, private placements, minority stockholder representations and valuations for corporate estate and other purposes.
          On February 1, 2007, the Independent Consultant delivered an oral report to the Board, advising it on how it confirmed that the Reverse Split and the Purchase Price would be fair to unaffiliated shareholders from a financial point of view. Materials provided by the Independent Consultant to the Board supporting that report, including their written opinion (“Fairness Opinion”), are attached as an exhibit to the Schedule 13E-3 filed with the SEC on or about the same day as this proxy statement, and are available for inspection and copying at the principal executive offices of the Company. See “Available Information” below. The Fairness Opinion stated that as of the date of the Fairness Opinion and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the Reverse Split and the Purchase Price is fair, from a financial point of view, to unaffiliated shareholders. The Fairness Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on, and the information made available to the Independent Consultant as of, the date of the Fairness Opinion. Subsequent developments may affect the Fairness Opinion dated February 9, 2007, and the Independent Consultant does not have an obligation to update, revise or reaffirm the Fairness Opinion.
          No limitations were imposed by the Board or management with respect to the investigations made or procedures followed by the Independent Consultant in rendering the Fairness Opinion. Shareholders should read the entire Fairness Opinion before executing their proxy. The Fairness Opinion is directed to the Board but it does not constitute a recommendation to the Board or any Shareholder as to how such Shareholder should vote at the Special Meeting.
          While the Independent Consultant rendered its Fairness Opinion and provided certain financial analyses to the Board, the opinion was only one of the factors taken into consideration by the Board. The Board independently determined the fairness of the Purchase Price to be paid to Shareholders entitled to fractional shares after the Effective Date.
          In preparing the Fairness Opinion, the Independent Consultant, among other things:
•	Reviewed (i) the draft proxy statement and associated documents related to the proposed reverse split transaction; (ii) the Company’s Annual Report on Forms 10-K for the years ended June 30, 2006 and 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006; (iii) certain financial and operating information provided by management relating to the Company’s business, including the preliminary financial results for the quarter ended December 31, 2006 and the Company’s detailed forecast for the year ending June 30, 2007; (iv) the stock price and trading history of the Common Stock; (v) the Company’s analysis of potential reporting cost savings resulting from the reverse split transaction; and (vi) the list of shareholders prepared as of November 30, 2006 by the Company’s transfer agent, National City Bank;

•	Interviewed and discussed with the Company’s senior management the Company’s business, operating results, financial condition and prospects;

•	Compared (i) certain financial information of the Company with similar publicly available financial data and stock market performance data of public companies that it deemed reasonably comparable to the Company; and (ii) valuation multiples and other financial terms of minority interest acquisitions; and

•	Conducted such other financial analyses, studies and investigations it deemed appropriate to its opinion.
          For providing advisory services, conducting its analyses and rendering its Fairness Opinion, the Company paid the Independent Consultant professional fees in the amount of approximately $75,000, and agreed to reimburse the Independent Consultant for direct expenses related to its services. In addition, the Company has agreed to indemnify the Independent Consultant and related persons against liabilities, including liabilities under federal and state securities laws, arising out of its engagement. Neither the Company nor any of its management-related Shareholders has any ongoing relationship with the Independent Consultant.
          Factors Considered in Determining Fairness to Unaffiliated Shareholders
          The following paragraphs summarize the material analyses performed by the Independent Consultant in arriving at the Fairness Opinion as delivered to the Board. The financial analyses summarized below include information presented in tabular format.
          Industry Review: The Independent Consultant reviewed the Company’s business and industry and found that distributors like the Company are heavy relied upon by a large number of resellers worldwide to serve a diverse customer base, as well as, manufacturers to augment their sales and marketing operations. In addition, they noted that the Company continues to draw upon its core strength of distribution and customer service capabilities by adding adjoining product lines to its business mix and has recently utilized its operating leverage to distribute consumer electronics such as personal GPS systems, flat screen televisions, digital cameras and video gaming products and consoles as well wireless handsets.
          Common Stock Performance: The Independent Consultant noted that (i) Purchase Price is near the middle of the trading price range for the five-year period since January 15, 2002, (ii) the Purchase Price is within the range of the Common Stock’s 52-week high and 52-week low, (iii) the Purchase Price is at a discount of a fraction of one percent to the Common Stock price as of January 26, 2007 (see Purchase Price Analysis below), (iv) the 30-day average trading volume was 6,935 shares and (v) approximately 85.0% of the outstanding shares of Common Stock are held by unaffiliated shareholders.
          Purchase Price Analysis: The Independent Consultant compared the Purchase Price to the Common Stock’s (i) closing price as of January 26, 2007; (ii) 52-week high; (iii) 52-week low; and (iv) 90-day average and noted the following:

		Purchase Price
	Price Per Share	Premium (Discount)
	($)	(%)
Purchase Price	$1.30	0.00%
Price at closing on January 26, 2007	$1.31	(0.76)%
52-Week High	$1.40	(7.14)%
52-Week Low	$0.35	271.43%
90-Day Average closing price	$1.05	24.16%
          Comparable Company Analysis: The Independent Consultant conducted a comparable company analysis where it estimates the value of a share of Common Stock based on a comparison of the Company’s financial statistics with the same financial statistics of other relevant comparable public companies. Using publicly available information, the Independent Consultant reviewed and compared the Company’s Income Statement, Valuation Information, Enterprise Multiples and Equity Multiples for the twelve months ended December 31, 2006 with the same information of a peer group of 18 selected publicly traded technology distributors, including ACL Semiconductors Inc., All American Semiconductor Inc., ADDvantage Technologies Group Inc., AMCON Distributing Co., Arrow Electronics Inc., Avnet Inc., Bell Microproducts Inc., Core Mark Holding Company, Inc., Ingram Micro Inc., Jaco Electronics Inc., Nu Horizons Electronics Corp., Richardson Electronics Ltd., ScanSource Inc., SYNNEX Corp., Taitron Components Inc., Tech Data Corp., WESCO International Inc. and Zunicom Inc.
          Review of Minority Interest Acquisition Premiums: The Independent Consultant reviewed the premiums or discounts paid by investors to acquire a minority position (less than 25% and under $25 million in total value) of other public companies as compared to the Purchase Price and found the following:

			Premium/(Discount)
Closing Stock Price	Median (1)		compared to the
of Target Companies	Percentages	Purchase Price(2)	Median Percentages
1-Day Prior	0.6%	2.3%	1.7%

1-Month Prior	(1.3)%	(3.7)%	(2.4)%

1-Week Prior	0.0%	8.3%	8.3%

(1)	Percentages are based on the acquisitions of minority positions in 22 separate publicly held companies.

(2)	Percentages are based on the $1.30 Purchase Price, compared to the closing stock prices of $1.27 for 1-day prior, $1.35 for 1-month prior and $1.20 for 1-week prior.

Based on all of the foregoing, the Independent Consultant concluded that the Reverse Split and the Purchase Price, is fair, from a financial point of view, to the holders of Common Stock who would receive cash in exchange for their fractional shares.
Potential Anti-Takeover Effect
          The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.
Authorized Shares
          The Reverse Split would affect all issued shares of Common Stock and outstanding rights to acquire Common Stock. On the Effective Date, the number of authorized shares of Common Stock available for issuance would increase due to the reduction in the number of issued shares of the Common Stock as a result of the Reverse Split. As of December 1, 2006, we had 100,000,000 shares of authorized Common Stock and 3,878,856 shares of Common Stock outstanding. We will continue to have 129,500 authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of the Common Stock will be diluted.
Accounting Matters
          The Reverse Split will not affect the par value of Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to Common Stock on its balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Common Stock will be restated because there will be fewer shares of Common Stock outstanding.
Procedure for Effecting Reverse Stock Split
          If the Board decides to implement the Reverse Split at any time prior to June 30, 2007, the Company will promptly file an Articles of Amendment with the Secretary of State of the State of Georgia to amend its existing Articles of Incorporation. The Reverse Split will become effective on the date of filing the Articles of Amendment or on such future date deemed appropriate by the Board, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Articles of Amendment is set forth in Appendix A to this proxy statement. The text of the Articles of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Georgia and as the Board deems necessary and advisable to effect the Reverse Split, including the applicable ratio for the reverse stock split.
Special Interests of Affiliated Persons in the Transaction
          In considering the recommendation of our Board with respect to the Reverse Split, our Shareholders should be aware that our executive officers and directors have interests in the transaction, which are in addition to, or may be different from, our Shareholders generally. These interests may create potential conflicts of interest including, but not limited to, the significant increase in legal exposure for members of boards of directors of public reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board and our executive officers will be reduced after the Reverse Split.
Costs/Source of Funds And Expenses
          Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of the Record Date, and assuming that approximately 27,000 shares are cashed out, we estimate that the total funds required to consummate the reverse stock split will be approximately $185,000, of which approximately $35,000 will be used to pay the consideration to shareholders entitled to receive cash for their shares of our Common Stock and $150,000 will be used to pay the costs of the Reverse Split, estimated as follows:

Independent Consultant fees and expenses	$75,000
Legal fees and expenses	$30,000
Mailing costs, transfer agent fees and other costs	$45,000

$150,000

          We intend to fund these costs using cash on hand generated from operations. However, the Company expects to reduce its annual reporting expenses by approximately $900,000 if the Reverse Split is implemented. In addition, the Company also has $7.3 million available it under a credit facility with Wachovia Bank, National Association (the “Wachovia Agreement”) from which it can draw to pay the costs and expenses related to the Reverse Split. In the event the Company draws down from the Wachovia Agreement to pay the cost and expenses related to the Reverse Split, it expects to repay such borrowing from cash generated from operations.
          The Wachovia Agreement provides for revolving borrowings up to $35 million based upon the Company’s eligible accounts receivable and inventory as defined therein. Under the Wachovia Agreement, the credit facility may be increased to $50 million in $5 million increments if certain additional criteria are met.
          Borrowings under the Wachovia Agreement accrue interest based upon a variety of interest rate options depending upon the computation of availability as defined therein. The interest rates range from the prime rate to the prime rate plus a margin of .25%, or LIBOR plus a margin ranging from 1.75% to 2.25%. The Company is also subject to a commitment fee ranging from .25% to .5% on the unused portion of the facility. Interest is payable monthly. Borrowings under the Wachovia Agreement are collateralized by substantially all domestic assets of the Company and 65% of each of the Company’s shares in its foreign subsidiaries, respectively. The Wachovia Agreement matures on September 21, 2008.

Appraisal and Dissenters’ Rights
          If the Reverse Split is effected, our Shareholders are entitled to assert dissenter’s rights and obtain payment of the fair value of their shares, under the Georgia Business Corporation Code Section 14-2-1302. Shareholders asserting dissenter’s rights must do so in the manner required by Code Sections 14-2-1320 through 14-2-1327., a copy of which is attached hereto at Appendix B (the “Georgia Dissenter’s Rights Statute”). To exercise the right to dissent, (1) a Shareholder (“Dissenting Shareholder”) must provide written notice to us of his or her intent to demand payment for his or her shares before the vote is taken at the Special Meeting on proposal No. 1, (2) the Dissenting Shareholder must not vote in favor of proposal No. 1 at the meeting, and (3) the Dissenting Shareholder must comply with the other provisions of the Georgia Dissenter’s Rights Statute. A failure by a Dissenting Shareholder to not vote against Proposal No. 1 will not constitute a waiver of his or her dissenters’ rights, but that a vote against Proposal No. 1 does not satisfy the written notice of demand for payment which must be provided to the Company before the vote is taken at the Special Meeting. If Shareholder approval is obtained and the Reverse Split is effected, we will provide written notice of the transaction to the Dissenting Shareholder along with an explanation of the procedures for the Dissenting Shareholder to demand payment and deliver his or her stock to us. The Dissenting Shareholder will then have not less than 30 days after the notice to comply with the procedures to preserve the dissenters’ rights. If a Dissenting Shareholder is dissatisfied with the payment or offer, the Dissenting Shareholder is entitled to follow the procedures in the Georgia Dissenter’s Rights Statute. The foregoing discussion of the law relating to dissenters’ rights is not a complete statement of such rights and is qualified in its entirety by reference to Appendix B. THIS DISCUSSION AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF OUR STOCK WHO WISHES TO EXERCISE STATUTORY DISSENTERS RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH SUCH PROCEDURES WILL RESULT IN THE LOSS OF DISSENTERS RIGHTS.
Federal Income Tax Consequences of the Reverse Stock Split
          The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Shareholder may vary depending upon the particular facts and circumstances of such Shareholder. Each Shareholder is urged to consult with such Shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a Shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
          Other than the cash payments for fractional shares, no gain or loss should be recognized by a Shareholder upon such holder’s exchange of pre-split shares for post-split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the Shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The Shareholder’s holding period for the post-Reverse Split shares will include the period during which the Shareholder held the pre-Reverse Split shares surrendered in the Reverse Split.

          Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT.
The Board unanimously recommends a vote FOR the approval of this proposal.
Market Information for the Company’s Common Stock
          Our Common Stock is not listed on any stock exchange. Our Common Stock is currently quoted on the Pink Sheets over-the-counter electronic quotation service (the “Pink Sheets”) under the symbol “SECX.” The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the Pink Sheets. The bid information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Bid Price
	High	Low
Fiscal year 2006
First	$.55	$.35
Second	.53	.35
Third	.80	.39
Fourth	1.03	.55
Fiscal year 2005
First	1.95	1.25
Second	1.48	.65
Third	1.05	.59
Fourth	.66	.40
          As of February 7, 2007, the closing bid price per share of Common Stock, as reported on the Pink Sheets was $1.23. The Company had approximately 500 shareholders of record.
Dividend Policy
          The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain earnings to finance its ongoing operations and it does not anticipate paying cash dividends in the foreseeable future. Future policy with respect to payment of dividends on the Common Stock will be determined by the Board based upon conditions then existing, including the Company’s earnings and financial condition, capital requirements and other relevant factors. The Company and SED International, the operating subsidiary of the Company from which the primary source of any dividend payments would come, are parties to a revolving credit agreement which contains certain financial covenants that may impact the Company’s ability to pay dividends in the event the Company should change its policy and choose to issue dividends.

Directors and Executive Officers of the Company

Name	Age	Position with the Company
Jean Diamond*	65	Chairman of Board, Chief Executive Officer
Joseph Segal	63	Class III Director
Stewart I. Aaron	66	Class I Director
Melvyn I. Cohen	66	Class II Director
Jonathan Elster*	34	Executive Vice President
Barry Diamond*	64	Vice President — Wireless
Charles Marsh*	50	Senior Vice — President Purchasing
Mark DiVito*	47	Vice President of Operations
Lyle Dickler*	37	Vice President of Finance

*	Named Executive Officers
          Jean Diamond was appointed to the Board of Directors in January of 2003, and was appointed Chairman of the Board of Directors of the Company on July 2, 2003. Mrs. Diamond was appointed Chief Executive Officer of the Company on June 21, 2005. Mrs. Diamond is a co-founder of the Company and has been an integral part of the Company since its inception. She also serves as Chief Executive Officer, with operational responsibilities in SED International, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company (“SED International”).
          Joseph Segal has been a Class III director since his appointment in September 2005. Since 1998, Mr. Segal has served as managing partner in Cornerstone Capital Partners, LLC, a real estate investment firm operating in Georgia and Florida. Mr. Segal previously served as Chairman of the Board and Chief Operating Officer of Phoenix Communications, a commercial printing and publishing firm, until December 1997.
          Stewart I Aaron has been a Class I director of the Company since November 1994. Mr. Aaron has served for over 20 years as President of LABS, Inc., a silk plant manufacturer based in Atlanta, Georgia.
          Melvyn I. Cohen has been a Class II director of the Company since November 1999. Mr. Cohen has been the sole member of M. Cohen and Company LLC, a certified public accounting firm in the State of New Jersey, since December 1994. Mr. Cohen has been a member of the American Institute of Certified Public Accountants and a member of the New Jersey Society of Certified Public Accountants since 1968. Mr. Cohen has been a Certified Public Accountant for over 35 years.
          Barry Diamond has been Vice-President of the Company since 1987. Mr. Diamond currently serves as Vice-President of the Company’s Wireless Division. Mr. Diamond has been in the Wireless and Electronics Business for over thirty years. Mr. Diamond was Vice-President of Purchasing for All Brands/Brands Mart from 1970-1980. Mr. Diamond was President of Great Sounds of New York, a consumer electronics business, from 1980-1987. In 1987, Mr. Diamond joined SED International, Inc. and is currently responsible for the growth and management of the Wireless business within the Company. Barry Diamond is Jean Diamond’s brother-in-law.
          Charles Marsh has over 28 years of experience in the consumer electronics, computer and distribution industry and re-joined the company in January 2004 as Vice-President-Consumer Electronics. In February of 2004, Mr. Marsh assumed the position of Senior Vice President-Purchasing. Mr. Marsh began his distribution career in 1982 at SED International, where he held executive positions of increasing responsibility in sales, purchasing, and marketing for nearly 13 years. Before departing in 1994, Marsh served as Senior Executive Vice President. Prior to re-joining the Company Mr. Marsh spent seven years as President,

Executive Vice President and Board of Directors member of BDI-Laguna Corporation, a leading, privately held national distributor of consumer electronics and computer products to the rent-to-own and e-commerce fulfillment channel. Prior to BDI-Laguna Corporation Mr. Marsh was Senior Vice President of Liuski International, Inc. a manufacturer and international distributor of computers and peripherals. From 1976 to1982 Mr. Marsh was Vice President of Channel One Entertainment Systems, Inc. a privately held tri-state retailer of consumer electronics.
          Jonathan Elster has been with the Company since 1995. Mr. Elster currently serves as Executive Vice President of SED International, Inc. Mr. Elster began his career with the Company as a sales representative in 1995. He has served as a Sales Manager from 1997 to 1999 and as Vice President-Sales from 1999 to 2000. In 2000, Mr. Elster was promoted to Senior Vice-President of Sales and Marketing and is responsible for all sales and marketing operations of the Company. Jonathan Elster is Jean Diamond’s son-in-law.
          Mark DiVito joined the Company in September 1996 as Director of Corporate Security. In July 1998, he was appointed to the position of Director of Human Resources. Mr. DiVito was appointed Vice-President of Human Resources in August 1999 and in January 2005 he was appointed Vice-President of Operations.
          Lyle Dickler joined the Company in June 2005 as Corporate Controller and assumed the positions as Secretary and Treasurer effective August 11, 2005. Mr. Dickler was appointed Vice President of Finance on July 1, 2006. Prior to joining the Company Mr. Dickler served from May 2003 to June 2005 as Controller for Okabashi Brands, Inc. From 2001- 2003 Mr. Dickler served as Controller for PAI Industries, Inc.
Security Ownership of Certain Beneficial Owners
          The following table sets forth certain information as of February 9, 2007 regarding the beneficial ownership of Common Stock by (i) each executive officer whose total salary and bonuses exceeded $100,000 in fiscal 2006 (“Named Executive Officers”), (ii) each member of the Board, (iii) each person we know to beneficially own more than 5% of our outstanding Common Stock, and (iv) the Board and the Named Executive Officers as a group. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.

	Amount and Nature		Percent
Name of Beneficial Owner(9)	of Beneficial Ownership		of Class
Stewart I. Aaron (8)	35,000	(1)	*
Melvyn I. Cohen (8)	80,000	(1)	1.89%
Barry Diamond	97,500	(2)	2.30%
Jean Diamond (8)	328,426	(3)	7.76%
Lyle Dickler	—		—
Mark DiVito	31,530	(4)	*
Jonathan Elster	64,000	(5)	1.51%
Charles Marsh	8		*
Joseph Segal (8)	—		—
FMR Corp	480,000	(6)	11.34%
Allyn R. Earl	416,402	(7)	9.84%
All current directors and executive officers as a group (9 persons)	636,464		15.03%

*	Represents less than one percent of the outstanding Common Stock.

(1)	The shares owned consist entirely of exercisable options to purchase common stock.

(2)	The shares include 90,000 options. The shares indicated include a restricted stock award of 3,750 shares granted May 10, 1999, which vests pro rata over 10 years. Mr. Barry Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(3)	The shares indicated include 50,000 options. Ms. Diamond has sole voting power over 24,500 shares. The shares indicated include 253,926 shares held by two trusts for the benefit of Ms. Diamond. Ms. Diamond does not have voting power over shares held in trust for her benefit.

(4)	The shares include 27,500 options. The shares indicated included a restricted stock award of 750 shares granted May 10, 1999, which vests prorata over 10 years. Mr. DiVito has sole voting power over all shares held by him.

(5)	The shares include 62,500 options. The shares indicated include a restricted stock award of 750 shares granted May 10, 1999, which vests pro rata over 10 years. Mr. Elster has sole voting power over all the shares of restricted stock so awarded to him.

(6)	All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 480,000 shares. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	All of the shares indicated are deemed beneficially owned by Allyn R. Earl. Mr. Earl’s address is 38 Dwight Avenue, Clinton, New York 13323-1600.

(8)	A Board member.

(9)	The address of each of Jean Diamond, Jonathan Elster, Barry Diamond, Charles Marsh, Mark DiVito, Lyle Dickler, Stewart I. Aaron, Melvyn I. Cohen and Joseph Segal is c/o SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084
COMMUNICATIONS WITH DIRECTORS
          It is the policy of the Company that Shareholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of Shareholder communications that would be considered improper for submission include, without limitation, communications that:
•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

•	relate to routine or insignificant matters that do not warrant the attention of the Board,

•	are advertisements or other commercial solicitations,

•	are frivolous or offensive, or

•	are otherwise not appropriate for delivery to directors.

OTHER MATTERS
          The Board does not know of any other matters to be presented at the Special Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Special Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgement of the persons acting under the proxies.
          The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing. The Company may also hire a proxy solicitor to assist in obtaining the requisite vote, but has not yet decided to do so.
          A list of Shareholders entitled to be present and vote at the Special Meeting will be available during the Special Meeting for inspection by Shareholders who are present.
          If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.
Available Information
          We have filed a Rule 13e-3 Split Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the reverse split. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholders of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request to the Secretary of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia 30084, telephone: 770-491-8962.
          We are currently subject to the information requirements of the Exchange Act and in accordance therewith we file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. This information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.
Reports and Financial Statements
          The following information is hereby incorporated by reference and is deemed part of this proxy statement:
          (i) The audited financial statements and the information set forth under the caption “quantitative and qualitative disclosures about market risk” from our Annual Report to Shareholders for the fiscal year ended June 30, 2006; and
          (ii) The unaudited financial statements and the information set forth under the caption “Management’s Discussion and Analysis or Plan of Operations”; from our quarterly report on form 10-Q for the fiscal quarter ended September 30, 2006.
          Upon written or oral request, we will provide, without charge, each person to whom a copy of this proxy statement is delivered, a copy of any document incorporated by reference in this proxy statement (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to c/o Secretary, SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30084.
February ___, 2007
Tucker, Georgia
By Order of the Board of Directors

APPENDIX A
ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION
OF
SED INTERNATIONAL HOLDINGS, INC.
(Pursuant to Georgia Business Corporation Code Section 14-2-1006)
          SED INTERNATIONAL HOLDINGS, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the Georgia Business Corporation Code, does hereby certify:
          1. The name of the Corporation is SED INTERNATIONAL HOLDINGS, INC.
          2. The Articles of Incorporation of the Corporation is hereby amended by replacing and supplanting the current text of paragraph 2 of Article II with the following four new paragraphs:
          Upon the filing of this amendment with the office of the Secretary of State of the State of Georgia (the “Effective Date”), each 100 (one hundred) shares of Common Stock then issued (“Old Common Stock”), which are the only voting securities of the Corporation issued, shall be automatically reclassified into one share of Common Stock (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation’s transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.
          Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.
          From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $0.01 per share.
          From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.
          3. The amendment has been duly approved by the shareholders in accordance with the provisions of Code Section 14-2-1003.
Executed on this      day of                , 2007.

Title of authorized officer

1

APPENDIX B
GEORGIA DISSENTER’S RIGHTS STATUTE
TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS’ RIGHTS
PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§ 14-2-1320. Notice of dissenters’ rights
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
§ 14-2-1321. Notice of intent to demand payment
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (2) Must not vote his shares in favor of the proposed action.
(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
§ 14-2-1322. Dissenters’ notice
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
     (4) Be accompanied by a copy of this article.
§ 14-2-1323. Duty to demand payment
(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
§ 14-2-1324. Share restrictions
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

1

§ 14-2-1325. Offer of payment
(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b) The offer of payment must be accompanied by:
     (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation’s estimate of the fair value of the shares;
     (3) An explanation of how the interest was calculated;
     (4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
     (5) A copy of this article.
(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
§ 14-2-1326. Failure to take action
(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
     (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
     (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
     (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
     (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

2

SED INTERNATIONAL HOLDINGS, INC.
P R O X Y
FOR SPECIAL MEETING OF THE SHAREHOLDERS
MARCH 29, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints Jean Diamond and Lyle Dickler, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Special Meeting of the Shareholders of SED INTERNATIONAL HOLDINGS, INC. (the “Company”) to be held at the Company’s executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia, on March 29, 2007 at 9:00 a.m., Eastern Time and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.
Please mark “X” your votes as indicated :
1. Authorize the Board of Directors of the Company to amend the Company’s Articles of Incorporation to effect a reverse stock split of its common stock at a ratio one-for-one hundred(100) shares at any time prior to June 30, 2007 at the sole discretion of the Board.
FOR ☐AGAINST ☐ABSTAIN ☐
(Continued, and to be signed, on the Reverse Side)
FOLD HERE

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.
The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Special Meeting.

Dated: , 2007

Signature of Shareholder

Signature of Shareholder
NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
IMPORTANT - PLEASE FILL IN, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.